UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2014

Carrols Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33174	16-1287774
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street, Syracuse, New York	13203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 22, 2014, Carrols LLC (“Carrols LLC”), an indirect wholly-owned subsidiary of Carrols Restaurant Group, Inc. (“CRG”), entered into separate Asset Purchase Agreements (collectively, the “Purchase Agreements”) with each of Heartland Illinois Food Corp., Heartland Indiana LLC and Heartland Midwest LLC (together with Heartland Illinois Food Corp. and Heartland Indiana LLC, “Heartland”) pursuant to which CRG, through Carrols LLC, agreed to purchase from Heartland a total of 64 Burger King® restaurants located in Tennessee, Illinois and Indiana (the “Target Restaurants”) for a total cash purchase price of $18 million excluding inventory at the Target Restaurants. On August 22, 2014, Carrols LLC entered into an Operating Agreement (the “Operating Agreement”) with Burger King Corporation (“BKC”) pursuant to which (a) BKC agreed to make a cash payment of $2.1 million to Heartland (the “BKC Payment”) and (b) Carrols LLC committed to remodel 46 of the Target Restaurants over a five year period provided that for any remodel that Carrols LLC does not timely complete, Carrols LLC will pay to BKC $4,000 per month for each restaurant that has not been timely remodeled, up to a limit of $40,000 per delayed remodel.

The consummation of the transaction is subject to certain conditions, including, among other things, (a) the satisfactory completion by CRG of due diligence, (b) the receipt of the BKC Payment by Heartland and (c) other customary closing conditions. Pursuant to the Purchase Agreements and the Operating Agreement, Carrols LLC will also enter into new franchise agreements with respect to the Target Restaurants and assume as tenant certain leases for the Target Restaurants. The Purchase Agreements may be terminated, among other things, (i) by mutual consent of Heartland and Carrols LLC, (ii) by Carrols LLC or Heartland upon a breach of a representation and warranty or covenant or agreement in the Purchase Agreements by the other which has not been cured and (iii) if the closing of the transaction has not occurred on or prior to the date that is 90 days from the date of the Purchase Agreements. The Purchase Agreements contain certain representations and warranties, covenants and indemnification provisions as specified therein, including such provisions as are customary for a transaction of this nature.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS RESTAURANT GROUP, INC.

Date: August 28, 2014

By:	/s/ William E. Myers
Name:	William E. Myers
Title:	Vice President, General Counsel and Secretary

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